EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MICROMED TECHNOLOGY, INC.,
A DELAWARE CORPORATION,

ON THE ONE HAND

AND

SALMON EXPRESS, INC.
A NEVADA CORPORATION,

SALMON ACQUISITION CORP.,
A NEVADA CORPORATION,

AND

PETE SMITH, SR.,
AN INDIVIDUAL,

ON THE OTHER HAND

DATED AS OF JANUARY 31, 2005

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of January 31, 2005, by and among MicroMed Technology, Inc., a Delaware corporation (“MicroMed”), on the one hand, and Salmon Express, Inc., a publicly traded Nevada corporation (“Salmon”), Salmon Acquisition Corp., a Nevada corporation and wholly owned subsidiary of Salmon (“Merger Sub”), and Pete Smith, Sr., an individual stockholder of Salmon (the “Salmon Stockholder”), on the other hand.

RECITALS

A.    Salmon, Merger Sub, the Salmon Stockholder and MicroMed have each determined to engage in the transactions contemplated hereby (collectively, the “Merger”) pursuant to which Merger Sub will merge with and into MicroMed, with MicroMed being the surviving corporation, and the outstanding shares of MicroMed shall be converted into shares of Salmon’s common stock in the manner herein described.

B.    The respective boards of directors of MicroMed, Salmon and Merger Sub, and Salmon, as the sole shareholder of Merger Sub, have each approved this Agreement and the Merger.

C.    A majority of the Salmon shareholders shall approve this Agreement and the Merger prior to the Closing (as hereinafter defined).

D.    A requisite percentage of the MicroMed shareholders shall approve this Agreement and the Merger prior to the Closing.

E.    The parties intend that this Agreement constitutes a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

1.1  Surviving Entity; Effective Time.

(a)  At the Closing, subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into MicroMed in accordance with the relevant sections of the Nevada Revised Statutes (“NRS”) and the Delaware General Corporation Law (the “DGCL”), whereupon the separate existence of Merger Sub shall cease, and MicroMed shall be the surviving corporation (“Surviving Corporation”) and shall take the name “MicroMed Technology, Inc.” (the “Effective Time”). It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

(b)  Simultaneously with the Closing, Articles of Merger (the “Merger Articles”) shall be filed with the Secretary of State of the State of Nevada in accordance with the NRS and a Certificate of Merger (the “Merger Certificate”) shall be filed with the Secretary of State of the State of Delaware in accordance with the DGCL. From and after the Effective Time, MicroMed shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of both MicroMed and Merger Sub, as provided under the NRS and the DGCL.

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1.2  Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of MicroMed as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation from and after the Effective Time, until thereafter amended in accordance with applicable law.

1.3  Directors and Officers. From and after the Effective Time, until their successors are duly elected or appointed and qualified, the directors and officers of Salmon and the Surviving Corporation shall be the directors and officers, respectively, of MicroMed in office immediately prior to the Effective Time.

1.4  Conversion of Shares. As of the Effective Time, by virtue of the Merger, automatically and without any action on the part of any holder thereof:

(a) Each issued and outstanding share of common stock, $.001 par value per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of the Surviving Corporation.

(b) Each fully paid and nonassessable share of MicroMed common stock, $.001 par value per share (“MicroMed Common Stock”), outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of Salmon Salmon common stock, $.001 par value per share (“Salmon Common Stock”), the shares of Salmon Common Stock to be issued to the MicroMed shareholders to be known as the “Salmon Shares.”

(c) Warrants to purchase shares of MicroMed Common Stock (“MicroMed Warrants”) and options to purchase shares of MicroMed Common Stock (“MicroMed Options”) outstanding immediately prior to the Effective Time, shall be assumed by Salmon and shall become warrants to purchase shares of Salmon Common Stock (“Salmon Warrants”) or options to purchase shares of Salmon Common Stock (“Salmon Options”), as applicable.

Each of the assumed MicroMed Warrants and MicroMed Options will continue to have, and be subject to, the same terms and conditions of such MicroMed Warrants or MicroMed Options held immediately prior to the Effective Time (including, without limitation, any repurchase rights, vesting provisions and provisions regarding the acceleration of vesting on certain transactions).

1.5  Fractional Shares. Fractional shares of Salmon Common Stock shall not be issued in connection with the Salmon Shares, but any fractional shares shall be rounded to the nearest whole share. No cash shall be issued in lieu of any fractional shares.

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1.6  Stock Certificates.

(a)  Upon surrender to Salmon of the certificates representing the MicroMed Common Stock, MicroMed Warrants or MicroMed Options (collectively, the “MicroMed Certificates”), the holders of such MicroMed Certificates shall each be entitled to receive in exchange therefor one or more certificates representing the number of shares of Salmon Common Stock, Salmon Warrants or Salmon Options, respectively, to which such holder is entitled pursuant to the provisions of Section 1.4 hereof.

(b)  Each MicroMed Certificate converted into Salmon Common Stock, Salmon Warrants or Salmon Options, respectively, shall by virtue of the Merger, and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired and cease to exist. Until surrendered as contemplated by this Section 1.6, each holder of MicroMed Common Stock, MicroMed Warrants or MicroMed Options, respectively, shall thereafter cease to possess any rights with respect to such shares, except the right to receive upon such surrender the number of shares of Salmon Common Stock, Salmon Warrants or Salmon Options, respectively, as provided by Section 1.4 hereof.

(c)  All shares of Salmon Common Stock, Salmon Warrants or Salmon Options, respectively, delivered to the MicroMed shareholders in respect of the MicroMed Common Stock, MicroMed Warrants or MicroMed Options, respectively, in accordance with the terms of this Agreement shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of MicroMed Common Stock, MicroMed Warrants or MicroMed Options, respectively. If, after the Effective Time, MicroMed Certificates are presented for any reason, they shall be cancelled and exchanged as provided in this Section 1.6.

1.7  Closing. Subject to the satisfaction of the conditions precedent specified in Section 6 hereof, the closing of the Merger shall take place at 5:00 p.m. (Pacific Time) at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, on or before May 1, 2005, or at such other time and date as the parties may mutually agree (the “Closing” or the “Closing Date”).

1.8  Press Releases. At Closing, Salmon shall issue such press release or announcement of the transactions contemplated by this Agreement as may be required by the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the applicable requirements of Rules 135a and 135c under the Securities Act of 1933, as amended (the “Securities Act”), and such release or announcement will be reasonably satisfactory in form and substance to MicroMed and its counsel. Salmon shall not issue any other press release or otherwise make public any information with respect to this Agreement or the transactions contemplated hereby, prior to the Closing, without the prior written consent of MicroMed which consent shall not be unreasonably withheld. Notwithstanding the foregoing, if required by law, Salmon may issue such a press release or otherwise make public such information as long as Salmon notifies MicroMed of such requirement and discusses with MicroMed in good faith the contents of such disclosure.

1.9  Cancellation of Currently Outstanding Salmon Common Stock. At the Effective Time, Salmon shall cause up to 10,010,800 shares of Salmon Common Stock held by the Salmon Stockholder to be cancelled and extinguished in partial consideration for the transfer to the Salmon Stockholder, immediately following the Closing, of all of the assets and liabilities of Salmon held prior to the Closing Date as described in Section 6.3.

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1.10  Stock Option Plans. At the Effective Time, each option (“MicroMed Options”) outstanding under MicroMed’s Stock Option Plans, including but not limited to, the MicroMed Technology, Inc. 1997 Stock Option Plan and the to be adopted MicroMed Technology, Inc. 2005 Stock Incentive Plan (the “Plans”), whether vested or unvested, will be assumed by Salmon, as well as the Plans themselves. Each such option so assumed by Salmon under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Plans and any other document governing such option immediately prior to the Effective Time, and any restriction on the exercisability of such MicroMed Option shall continue in full force and effect, and the term, exercisability, vesting schedule, and other provisions of such MicroMed Option shall remain unchanged. Consistent with the terms of the Plans and the documents governing the outstanding options under such Plans, the Merger will not terminate any of the outstanding options under the Plans or accelerate the exercisability or vesting of such options or the shares of Salmon Common Stock which will be subject to those options upon the Salmon’s assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Salmon following the Effective Time will remain incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within thirty (30) business days after the Effective Time, Salmon will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Plan, a document in form and substance satisfactory to MicroMed evidencing the foregoing assumption of such option by Salmon.

ARTICLE 2

ESCROW

2.1  Salmon Escrow. On the Closing Date, Salmon shall issue an additional 1,500,000 shares of Salmon Common Stock (the “Salmon Escrow Shares”) to be held by The Bank of New York, as escrow agent, or such other escrow agent as is mutually acceptable to all of the parties hereto (the “Escrow Agent”). The Salmon Escrow Shares shall be held and distributed in accordance with the terms of the escrow agreement (the “Escrow Agreement”) by and between Salmon, MicroMed and the Escrow Agent, in the form mutually agreed upon by Salmon, MicroMed and the Escrow Agent prior to the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MICROMED

Except as set forth under the corresponding section of the disclosure schedule delivered to Salmon, Merger Sub and the Salmon Stockholder concurrently herewith (the “MicroMed Disclosure Schedule”), which MicroMed Disclosure Schedule shall be deemed a part hereof, MicroMed hereby represents and warrants to Salmon, Merger Sub and the Salmon Stockholder as follows:

3.1  Organization. MicroMed is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware.

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3.2  Capitalization. Immediately prior to the Closing, the authorized capital stock of MicroMed will consist of 65,000,000 shares of common stock, $.001 par value per share, and no shares of preferred stock. As of January 31, 2005 and after giving effect to a recapitalization whereby prior to the Closing (i) all shares of preferred stock convert into shares of common stock, (ii) amounts outstanding under a convertible loan facility convert into shares of common stock and (iii) MicroMed will effect a 1-for-91.99 reverse stock split of its outstanding common stock, there were 12,285,000 shares of common stock and no outstanding shares of preferred stock. MicroMed may effect a private offering of up to $20 million of securities prior to the Closing whereby it will issue additional shares of its common stock and/or warrants to purchase shares of its common stock.

3.3  Certain Corporate Matters. MicroMed is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on MicroMed’ financial condition, results of operations or business. MicroMed has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

3.4  Authority Relative to this Agreement. MicroMed has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by MicroMed and the consummation by MicroMed of the transactions contemplated hereby have been duly authorized by the Board of Directors of MicroMed and no other actions on the part of MicroMed are necessary to authorize this Agreement or the transactions contemplated hereby other than the consent of the shareholders of MicroMed. This Agreement has been duly and validly executed and delivered by MicroMed and constitutes a valid and binding agreement of MicroMed, enforceable against MicroMed in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.5  Consents and Approvals; No Violations. Except for requirements of applicable law, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by MicroMed of the transactions contemplated by this Agreement other than those that have been or will be obtained as of the Closing. Neither the execution and delivery of this Agreement by MicroMed nor the consummation by MicroMed of the transactions contemplated hereby, nor compliance by MicroMed with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the organizational documents of MicroMed, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which MicroMed is a party or by which it or its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MicroMed, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to MicroMed taken as a whole.

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3.6  Financial Statements.

(a)  Prior to Closing, MicroMed will provide its audited balance sheets as at December 31, 2003 and 2002, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2003 and 2002 (“MicroMed’s Audited Financials”).

(b)  Prior to Closing, MicroMed will provide its unaudited balance sheet as at September 30, 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the nine months ended September 30, 2004 (“MicroMed’s Interim Financials” and together with MicroMed’s Audited Financials, “MicroMed’s Financials”).

(c)  MicroMed’s Financials (i) will be in accordance with the books and records of MicroMed, (ii) will be correct and complete, (iii) will fairly present the financial position and results of operations of MicroMed as of the dates indicated, and (iv) will be prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on MicroMed, or their respective businesses, financial conditions or results of operations).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
SALMON, MERGER SUB AND THE SALMON STOCKHOLDER

Except as set forth under the corresponding section of the disclosure schedule delivered to MicroMed concurrently herewith (the “Salmon Disclosure Schedule”), which Salmon Disclosure Schedule shall be deemed a part hereof, Salmon, Merger Sub and the Salmon Stockholder, to his knowledge, hereby, jointly and severally, represents and warrants to MicroMed and the MicroMed shareholders as follows:

4.1  Organization. Each of Salmon and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

4.2  Capitalization. Salmon’s authorized capital stock consists of 50,000,000 shares of capital stock, all of which are designated as Common Stock, of which no more than 15,040,000 shares are issued and outstanding as of the date hereof; immediately prior to the Closing, Salmon shall have effected a 1-for-3.3528 reverse stock split, and upon the Closing, all 10,010,800 pre-split shares (or 2,985,803 post-split shares) of Salmon Common Stock held by the Salmon Stockholder shall be cancelled, as set forth herein, and 1,500,000 shares of Salmon Common Stock will be issued and outstanding at the Closing. In addition, upon the Closing, Salmon shall have issued an additional 1,500,000 post-split shares of Salmon Common Stock, which constitute the Salmon Escrow Shares. The Salmon Escrow Shares shall be held by the Escrow Agent and may only be released from escrow in accordance with the terms of the Escrow Agreement. All issued and outstanding shares of capital stock of Salmon and Merger Sub are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. When issued, the Salmon Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Salmon or Merger Sub is a party or which are binding upon Salmon or Merger Sub providing for the issuance by Salmon or Merger Sub or transfer by Salmon or Merger Sub of additional shares of Salmon’s or Merger Sub’s capital stock and neither Salmon nor Merger Sub has reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Salmon or Merger Sub. There are no voting trusts or any other agreements or understandings with respect to the voting of Salmon’s or Merger Sub’s capital stock.

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4.3  Certain Corporate Matters. Each of Salmon and Merger Sub is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of its properties or nature of its business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. Each of Salmon and Merger Sub has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Each of Salmon and Merger Sub has delivered to MicroMed true, accurate and complete copies of its Articles of Incorporation and Bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the stockholders and Boards of Directors of Salmon and Merger Sub previously furnished to MicroMed are complete and correct in all material respects. The stock records of Salmon and Merger Sub and the stockholder lists of Salmon and Merger Sub previously furnished to MicroMed are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of Salmon’s and Merger Sub’s capital stock and any other outstanding securities issued by Salmon and Merger Sub. Neither Salmon nor Merger Sub is in default under or in violation of any provision of its Articles of Incorporation or Bylaws in any material respect. Neither Salmon nor Merger Sub is in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject. Salmon has delivered to MicroMed and the MicroMed shareholders a complete copy of Salmon’s financial records and tax returns from Salmon’s inception to the Closing Date.

4.4  Authority Relative to this Agreement. Each of Salmon, Merger Sub and the Salmon Stockholder has the requisite corporate power and authority to enter into this Agreement and carry out its/his obligations hereunder. The execution, delivery and performance of this Agreement by Salmon and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Salmon and Merger Sub and no other actions on the part of Salmon or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby, other than the filing and clearance of a 14C Information Statement with the Securities and Exchange Commission in the form attached hereto as Exhibit 4.4. This Agreement has been duly and validly executed and delivered by Salmon, Merger Sub and the Salmon Stockholder and constitutes a valid and binding obligation of Salmon, Merger Sub and the Salmon Stockholder enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5  Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and Blue Sky Laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Salmon, Merger Sub or the Salmon Stockholder of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Salmon, Merger Sub or the Salmon Stockholder nor the consummation by Salmon, Merger Sub or the Salmon Stockholder of the transactions contemplated hereby, nor compliance by Salmon, Merger Sub or the Salmon Stockholder with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Salmon or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Salmon, Merger Sub or the Salmon Stockholder is a party or by which it/his or any of its/his properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Salmon, Merger Sub the Salmon Stockholder, or any of its/his properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Salmon, Merger Sub or the Salmon Stockholder taken as a whole.

4.6  SEC Documents. Salmon has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as Salmon was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Salmon included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Salmon as of the dates thereof and its statements of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on Salmon, its business, financial condition or results of operations). Except as and to the extent set forth on the consolidated balance sheet of Salmon as at November 30, 2004, including the notes thereto, neither Salmon nor Merger Sub has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or other financial statement).

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4.7  Financial Statements.

(a)  Included in the SEC Documents are the audited balance sheets of Salmon as at November 30, 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended November 30, 2004, together with the unqualified report thereon of Morgan & Company, independent auditor (collectively, “Salmon’s Audited Financials”).

(b)  Included in the SEC Documents are the unaudited consolidated balance sheets of Salmon as at August 31, 2004, and the related statements of operations and cash flows for the nine months ended August 31, 2004, as reviewed by Morgan & Company, independent auditor (“Salmon’s Interim Financials”).

(c)  Salmon’s Audited Financials and Salmon’s Interim Financials (collectively, “Salmon’s Financial Statements”) are (i) in accordance with the books and records of Salmon, (ii) correct and complete, (iii) fairly present the financial position and results of operations of Salmon as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on Salmon or Merger Sub, or their respective businesses, financial conditions or results of operations.

4.8  Events Subsequent to Financial Statements. Except as set forth in Schedule 4.8, since August 31, 2004, there has not been:

(a)  any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of Salmon;

(b)  any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of Salmon;

(c)  except as contemplated by this Agreement, any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Salmon or any redemption, purchase or other acquisition of any such shares;

(d)  any issuance of shares of capital stock or the granting, issuance or execution of any rights, warrants, options or commitments by the Salmon, as the case may be, relating to its authorized or issued capital stock, except with respect to Salmon’s investment in Merger Sub;

(e)  any subjection to any lien on any of the assets, tangible or intangible, of Salmon;

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(f)  any incurrence of indebtedness or liability or assumption of obligations by Salmon or Merger Sub;

(g)  any waiver or release by Salmon or Merger Sub of any right of any material value;

(h)  any compensation or benefits paid to officers or directors of Salmon, except as to the cancellation of those shares of Common Stock held by the Salmon Stockholder specified in Section 1.9 of this Agreement;

(i)  any change made or authorized in the Articles of Incorporation or Bylaws of Salmon;

(j)  any loan to or other transaction with any officer, director or stockholder of Salmon giving rise to any claim or right of Salmon against any such person or of such person against Salmon; or

(k)  any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Salmon.

4.9  Undisclosed Liabilities. Except as otherwise disclosed in Salmon’s Financial Statements, neither Salmon nor Merger Sub has any material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.10  Tax Matters.

(a)  Salmon and Merger Sub have each duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)  Salmon and Merger Sub have each paid, or adequately reserved against in Salmon’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

(c)  To the knowledge of Salmon and Merger Sub, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of Salmon’s or Merger Sub’s tax returns;

(d)  No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from Salmon or Merger Sub; and

(e)  neither Salmon nor Merger Sub has filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended. For the purposes of this Section 4.10, a tax is due (and must therefore either be paid or adequately reserved against in Salmon’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

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4.11  Real Property. Neither Salmon nor Merger Sub owns or leases any real property.

4.12  Books and Records. The corporate and financial books and records of Salmon and Merger Sub delivered to MicroMed prior to the Closing fully and fairly reflect the transactions to which Salmon and/or Merger Sub is a party or by which they or their properties are bound.

4.13  Questionable Payments. Neither Salmon nor Merger Sub, or any of their respective employees, agents or representatives has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Salmon’s or Merger Sub’s funds or made any payments from Salmon’s or Merger Sub’s funds to governmental officials for improper purposes or made any illegal payments from Salmon’s or Merger Sub’s funds to obtain or retain business.

4.14  Environmental Matters. Salmon represents and warrants that:

(a)  To the knowledge of Salmon, after due investigation, there has been no material failure by Salmon to comply with all applicable requirements of Environmental Laws relating to Salmon, Salmon’s operations, and Salmon’s manufacture, processing, distribution, use, treatment, generation, recycling, reuses, sale, storage, handling, transportation or disposal of any Hazardous Material and Salmon is not aware of any facts or circumstances which could materially impair such compliance with all applicable Environmental Laws.

(b)  Salmon has not received notice from any Governmental Authority or any other person of any actual or alleged violation of any Environmental Laws, nor is any such notice anticipated.

(c)  To the knowledge of Salmon, after due investigation, Environmental Laws do not require that any permits, licenses or similar authorizations to construct, occupy or operate any equipment or facilities used in the conduct of Salmon’s business.

(d)  No Hazardous Materials are now located at the Business Location, and, to the knowledge of Salmon and the Salmon Stockholder, after due investigation, Salmon has not ever caused or permitted any Hazardous Materials to be generated, placed, stored, held, handled, located or used at the Business Location, except those which may lawfully be used, transported, stored, held, handled, generated or placed at the Business Location in the conduct of Salmon’s business.

(e)  Salmon has not received any notices, whether from a Governmental Authority or some other third party, that Hazardous Material Contamination exists at the Business Location or at any other location utilized by Salmon in the conduct of its business nor are Salmon or the Salmon Stockholder aware of any circumstances that would give rise to an allegation of such contamination.

(f)  To the knowledge of Salmon, after due investigation, no investigation, administrative order, consent order or agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is proposed, threatened, anticipated, pending or otherwise in existence with respect to the Business Location or with respect to any other site controlled or utilized by Salmon in the operation of its business. To the knowledge of Salmon and the Salmon Stockholder, after due investigation, the Business Location is not currently on, and has never been on, any federal or state “Superfund” or “Superlien” list.

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4.15  Intellectual Property. Other than listed on Schedule 4.15, neither Salmon nor Merger Sub owns or uses any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. Neither Salmon nor Merger Sub has any knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Salmon or Merger Sub infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

4.16  Insurance. Neither Salmon nor Merger Sub has any insurance policies in effect.

4.17  Contracts. Neither Salmon nor Merger Sub has any material contracts, leases, arrangements or commitments (whether oral or written). Neither Salmon nor Merger Sub is a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

4.18  Litigation. Neither Salmon nor Merger Sub is subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Salmon or Merger Sub. Neither Salmon nor Merger Sub is a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Salmon or Merger Sub, and neither Salmon nor Merger Sub knows of any basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Salmon or Merger Sub or to which Salmon or Merger Sub is a party.

4.19  Employees. Neither Salmon nor Merger Sub has any employees. Neither Salmon nor Merger Sub owes any compensation of any kind, deferred or otherwise, to any current or previous employees. Neither Salmon nor Merger Sub has any written or oral employment agreements with any officer or director of Salmon or Merger Sub. Neither Salmon nor Merger Sub is a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by Salmon or Merger Sub to any stockholder, officer, director or employee of Salmon or Merger Sub, nor are there any loans or debts payable or owing by any of such persons to Salmon or Merger Sub or any guarantees by Salmon or Merger Sub of any loan or obligation of any nature to which any such person is a party.

4.20  Employee Benefit Plans. Neither Salmon nor Merger Sub has any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Salmon or Merger Sub.

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4.21  Legal Compliance. No claim has been filed against Salmon or Merger Sub alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Salmon and Merger Sub each holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

4.22  Subsidiaries. Except for all of the issued and outstanding shares of capital stock of Merger Sub, Salmon does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization. Salmon owns all of the capital stock or other equity interests of Merger Sub free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions.

4.23  Broker’s Fees. Neither Salmon, Merger Sub nor the Salmon Stockholder, nor anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.24  Registration Rights. Salmon has not granted or agreed to grant to any person or entity any rights (including “piggy back” registration rights) to have any securities of Salmon registered with the Securities and Exchange Commission or any other governmental authority that have not been satisfied.

4.25  Listing and Maintenance Requirements. Salmon has not, in the twelve (12) months preceding the date hereof, received notice from the trading market or stock quotation system on which Salmon’s Common Stock is listed or quoted to the effect that Salmon is not in compliance with the listing or maintenance requirements of such trading market or stock quotation system. Salmon is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

4.26  No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by Salmon to arise, between the accountants and lawyers formerly or presently employed by Salmon and Salmon is current with respect to any fees owed to its accountants and lawyers.

4.27  Disclosure. The representations and warranties and statements of fact made by Salmon, Merger Sub and the Salmon Stockholder in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

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ARTICLE 5

COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

5.1  Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of MicroMed, Salmon and Merger Sub as each party may request. In order that each party may have the full opportunity to do so, MicroMed, Salmon and Merger Sub shall furnish each party and its representatives during such period with all such information concerning the affairs of MicroMed, Salmon or Merger Sub as each party or its representatives may reasonably request and cause MicroMed, Salmon or Merger Sub and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

5.2  Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Merger and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

5.3  Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing. In addition, without the prior written consent of MicroMed, none of Salmon, Merger Sub or the Salmon Stockholder (as it relates to Salmon and Merger Sub) shall enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of MicroMed. Without the prior written consent of MicroMed, Salmon, Merger Sub or the Salmon Stockholder, as the case may be, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

5.4  Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of MicroMed, Salmon or Merger Sub.

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5.5  Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

5.6  Continuation of Insurance Coverage. From the date hereof to the Closing, each party hereto shall keep in full force and effect insurance coverage for its assets and operations comparable in amount and scope to the coverage now maintained covering its assets and operations.

ARTICLE 6

CONDITIONS TO CLOSING
AND POST-CLOSING COVENANTS

6.1  Conditions to Obligations of MicroMed. The obligations of MicroMed under this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:

(a)  Closing Deliveries. At the Closing, Salmon shall have delivered or caused to be delivered to MicroMed the following:

(i)  resolutions duly adopted by the Board of Directors of each of Salmon and Merger Sub, and authorizing and approving the Merger and the execution, delivery and performance of this Agreement;

(ii)  a certificate of good standing for each of Salmon and Merger Sub from the Secretary of State of the State of Nevada, dated not earlier than three (3) days prior to the Closing Date;

(iii)  subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, written resignations of all officers and directors of Salmon in office immediately prior to the Closing, and board resolutions electing the following individuals to the positions with Salmon listed opposite their names below:

Travis E. Baugh	President, Chief Executive Officer, Chief Financial Officer and Director
Betty Silverstein Russell	Chief Operating Officer, Executive Vice President, Marketing and Sales
Robert J. Benkowski	Senior Vice President, Engineering
Timothy R. Placek	Senior Vice President, Regulatory Affairs/Quality Systems
Dallas W. Anderson	Director, Chairman of the Board of Directors
Paul M. Frison	Director
James M. Garvey	Director
Norwick B.H. Goodspeed	Director
Phyllis Haberman	Director
Cornelius T. Ryan	Director
Martin P. Sutter	Director

MicroMed may provide the name of another individual to be elected Chief Financial Officer prior to Closing.

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(iv)  certificates from each of Salmon, Merger Sub and the Salmon Stockholder representing that the information set forth in Section 6.1(b) is true as of the Closing Date.

(v)  evidence of cancellation of 10,010,800 pre-split shares of Salmon Common Stock held by the Salmon Stockholder; and

(vi)  such other documents as MicroMed may reasonably request in connection with the transactions contemplated hereby.

(b)  Representations and Warranties to be True. The representations and warranties of Salmon, Merger Sub and the Salmon Stockholder herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Salmon, Merger Sub and the Salmon Stockholder shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)  Amendment of Articles of Incorporation. Salmon shall have amended its Articles of Incorporation to effectuate a 1-for-3.3528 reverse stock split, such split to have been effected prior to the Closing Date.

(d)  Equity Financing. Prior to the Closing Date, MicroMed shall have concluded an equity financing of at least $5,000,000 (the “Equity Financing”).

(e)  Delaware Reincorporation. Salmon shall have executed an Agreement and Plan of Merger (the “Reincorporation Agreement”) for the reincorporation of Salmon from the State of Nevada to the State of Delaware; provided, however that such Reincorporation Agreement shall be in form and substance acceptable to MicroMed, in its reasonable discretion.

(f)  Schedule 14(c). A Schedule 14(c) shall be approved by the Securities and Exchange Commission and properly circulated to the shareholders of Salmon at least twenty (20) calendar days prior to the Closing Date.

(g)      Shareholder Consent. A requisite percentage of the MicroMed shareholders shall have approved the Merger.

6.2  Conditions to Obligations of Salmon, Merger Sub and the Salmon Stockholder. The obligations of Salmon, Merger Sub and the Salmon Stockholder under this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:

(a)  Closing Deliveries. On the Closing Date, MicroMed shall have delivered to Salmon such documents as Salmon may reasonably request in connection with the transactions contemplated hereby.

(b)  Representations and Warranties to be True. The representations and warranties of MicroMed herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. MicroMed shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)  Director Questionnaires. Each of the individuals listed as directors in Section 6.1(a)(iii) shall have submitted to Salmon’s legal counsel, no later than fifteen (15) calendar days prior to the Closing Date, a written response to the director questionnaire previously delivered to MicroMed, and upon receipt of all such responses Salmon’s legal counsel shall prepare and file with the SEC at least ten (10) calendar days prior to the Closing Date an Information Statement- Notice of Change In Control and of a Majority of Directors pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The MicroMed shareholders and MicroMed shall have the opportunity to review and provide comments to such Information Statement prior to its filing with the SEC.

6.3  Spinoff. Salmon shall have contributed all of the tangible pre-Closing assets and intellectual property rights of Salmon to the Salmon Stockholder and the Salmon Stockholder shall have assumed all of the pre-Closing liabilities of Salmon of any kind whatsoever immediately following the Closing (the “Spinoff”), except for up to $25,000 to be paid by MicroMed to counsel to Salmon in connection with the Merger if the Merger closes and only upon the closing of the Equity Financing. The Spinoff, which will occur immediately following the Closing, will be effected in compliance with all applicable laws, including without limitation, the applicable provisions of the NRS and any other applicable state and federal laws. The consummation of the Spinoff will not require any consent, release, waiver or approval that would adversely affect Salmon. The consummation of the Spinoff will not give rise to or trigger the application of any right of any third party that has not been waived by such party in a writing signed by it. The consummation of the Spinoff will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of Salmon; (b) any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement, contract or other instrument or obligation (whether oral or written) to which Salmon is or was a party or by which Salmon is or was bound; or (c) any federal, state, local or foreign statute, law concession, grant, franchise, permit or other governmental authorization or approval applicable to Salmon.

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ARTICLE 7

TERMINATION; AMENDMENT; WAIVER

7.1  Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by MicroMed shareholders and Salmon stockholders, by mutual written consent of MicroMed and Salmon by action of their respective Boards of Directors.

7.2  Termination by either Salmon or MicroMed. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Salmon or MicroMed if:

(a)  the Merger shall not have been consummated by June 1, 2005, whether such date is before or after the date of approval of the Merger by MicroMed’s shareholders and Salmon’s stockholders (the “Termination Date”); or

(b)  any law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by MicroMed’s shareholders and Salmon’s stockholders); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

7.3  Termination by MicroMed. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by MicroMed’s shareholders and Salmon’s stockholders by action of MicroMed’s board of directors, if:

(a)  (i) any of Salmon’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied, or (ii) if (A) any of Salmon’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied and (B) such inaccuracy has not been cured by Salmon within ten (10) business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) Salmon’s representation and warranties with respect to its capitalization are inaccurate such that there are shares or rights to obtain shares outstanding in addition to those initially disclosed;

(b)  MicroMed’ due diligence examination of Salmon and its assets and business reveals information that varies materially or adversely from the understandings upon which MicroMed agreed to proceed with the transactions contemplated by this Agreement, as determined by MicroMed in its reasonable discretion;

(c)  MicroMed receives an unsolicited proposal or offer from a person or entity other than Salmon or any of its affiliates, or a solicited or unsolicited proposal or offer from any entity with which MicroMed has had merger or acquisition discussions within the thirty (30) day period prior to the date hereof, or any affiliate thereof, for a tender or exchange offer, merger, consolidation or other business combination involving MicroMed or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of MicroMed (an “Acquisition Proposal”), and the Board of Directors of MicroMed determines in good faith that its fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; or

(d)  since the date of this Agreement, Salmon shall have suffered any material adverse effect on its financial condition, results of operations or business.

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7.4  Termination by Salmon. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by MicroMed’s shareholders and Salmon’s shareholders, by action of the Board of Directors of Salmon, if (i) any of MicroMed’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.2 would not be satisfied, or (ii) if (A) any of MicroMed’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2 would not be satisfied and (B) such inaccuracy has not been cured by MicroMed within ten (10) business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given.

7.5  Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

ARTICLE 8

INDEMNIFICATION

8.1  Survival of Warranties.

(a) Representations, Warranties and Covenants made by Salmon, Merger Sub and the Salmon Stockholder. All representations, warranties and covenants made by Salmon, Merger Sub and the Salmon Stockholder herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect for a period of eighteen (18) months following the Closing Date. Notwithstanding the preceding sentence, any claim for indemnity for breach of a representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which such representation or warranty otherwise would terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(b) Representations, Warranties and Covenants made by MicroMed. All representations, warranties and covenants made by MicroMed herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing.

8.2  Salmon, Merger Sub and the Salmon Stockholder Indemnification. From and after the Closing and for a period of eighteen months following the Closing Date, subject to the limitations set forth in this Article 8, Salmon, Merger Sub and the Salmon Stockholder will, jointly and severally, indemnify, defend, and hold harmless MicroMed and its respective shareholders, officers, directors, agents, attorneys and employees (the “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, attorneys’ fees and expenses of investigation and defense (net of any directly related insurance payments or recoveries received or to be received from third party insurers) (collectively, “Damages”) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Salmon, Merger Sub and/or the Salmon Stockholder in this Agreement or any exhibit or schedule to this Agreement (each a “Salmon Breach” and collectively, “Salmon Breaches”). The indemnification obligations of Salmon, Merger Sub and the Salmon Stockholder set forth in this Section 8.2 shall be satisfied solely by the distribution of Salmon Escrow Shares as further set forth in the Escrow Agreement.

8.3  No Liability for Shareholders. Except as otherwise set forth in this Agreement, in no event shall the shareholders of MicroMed be liable to Salmon, Merger Sub, the Salmon Stockholder, or nor shall the shareholders of Salmon be liable to MicroMed or the other indemnitees described in Section 8.2, for any consequential, exemplary, punitive, or speculative damages, except to the extent any such otherwise excluded damages are a component of Damages which arise out of a third party claim for which such indemnified party becomes liable and for which third party claim they are entitled to indemnification pursuant to this Article 8.

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8.4  Sole Remedy.

(a)    Salmon, Merger Sub and Salmon Stockholder. The ability to terminate the Merger in the event of a breach of the representations and warranties or covenants by MicroMed, as set forth in Section 7.4, shall be the sole remedy at law available for any such breach; provided, however, that this limitation shall not prevent Salmon, Merger Sub or the Salmon Stockholder from seeking equitable remedies or any legal remedies for claims arising with respect to this Agreement from willful misconduct or fraud.

(b)    MicroMed. The ability to terminate the Merger in the event of a breach of the representations and warranties or covenants by Salmon, Merger Sub or the Salmon Stockholder, as set forth in Section 7.3, and the distribution of Salmon Escrow Shares, as provided in the Escrow Agreement, shall be the sole remedies at law for the satisfaction of (i) the indemnification obligations set forth in Section 8.2 and (ii) any other claim for monetary damages arising from a breach of this Agreement; provided, however, that this limitation shall not prevent MicroMed from seeking equitable remedies or any legal remedies for claims arising with respect to this Agreement from willful misconduct or fraud.

ARTICLE 9

GENERAL PROVISIONS

9.1  Name Change. The parties agree to take whatever actions that are necessary to change the name of Salmon to such name as proposed by MicroMed as of or as soon as possible after the Effective Time.

9.2  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

9.3  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.4  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.5  Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.6  Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

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9.7  Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, U.S.A. Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in Delaware and each party hereby waives any right to object to the convenience of such venue.

9.8  Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.9  Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

9.10  Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

9.11  Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.12  Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers; provided, however, that MicroMed may be obligated to pay legal fees and expenses to Salmon’s counsel of up to $25,000 in accordance with the terms of Section 6.3 above.

9.13  Schedules. If there is any inconsistency between the statements in the body of this Agreement and those in the schedules (other than an exception expressly set forth in the schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.14  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

9.15  Incorporation of Exhibits and Schedules. The exhibits, schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

MICROMED TECHNOLOGY, INC.

By: /s/ Travis E. Baugh
Name: Travis E. Baugh
Title: President and Chief Executive Officer

SALMON EXPRESS, INC.

By: /s/ Pete Smith, Sr.
Name: Pete Smith, Sr.
Title: President

SALMON STOCKHOLDER

/s/ Pete Smith, Sr.
Name: Pete Smith, Sr.

SALMON ACQUISITION CORP.

By: /s/ Pete Smith, Sr.
Name: Pete Smith, Sr.
Title: President

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